Oportun Completes Sale of Subordinate Asset-Backed Securities SAN CARLOS, CALIF. – November 5, 2020 – Oportun (Nasdaq: OPRT), a mission-driven financial institution, today announced that it completed the sale of the Class D bonds previously retained as part of its Series 2018-B asset-backed securitization and the Class C and Class D bonds previously retained as part of Series 2019-A asset-backed securitization. The Class C and Class D bonds were placed with a global asset manager. Jefferies LLC served as placement agent for the transaction. Oportun reported that the deal closed on October 30, 2020 and provided the company with $39.8 million of net proceeds after fees and transaction expenses. “Given the strong trading levels of our asset-backed bonds, we decided to sell the Class C and D tranches we had retained from prior securitizations to provide Oportun with additional capital to grow our customer base and fulfill our mission,” said Jonathan Coblentz, Chief Financial Officer at Oportun. “This transaction is a strong indicator of market demand for our subordinate bonds and it reflects confidence in our collateral performance and our business model.” Established in 2005, Oportun has extended more than $9 billion in affordable loans, primarily to people living in low- and moderate-income (LMI) communities. By originating more than 3.8 million loans, Oportun has saved its customers more than $1.7 billion in interest and fees when compared to the other options available to its LMI customers. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. About Oportun Oportun (Nasdaq: OPRT) is a mission-driven Community Development Financial Institution (CDFI). Oportun provides inclusive, affordable financial services powered by a deep, data- driven understanding of its customers and advanced proprietary technology. By lending money to hardworking, low- and moderate-income individuals, Oportun helps them move forward in their lives, demonstrate their creditworthiness, and establish the credit history they need to access new opportunities. Oportun serves customers in English and Spanish, online and over the phone in 32 states, and in-person at more than 330 retail locations across 9 of those states.

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